Exhibit 10.2

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement is made and entered into as of September 20, 2005, by and between PriceSmart, Inc., a Delaware Corporation (“Employer”) and Jose Luis Laparte (“Executive”).

Recitals

A)	On June 3, 2004 an Employment Agreement was made and entered into by and between Employer and Executive.

B)	On August 2, 2004 a First Amendment to Employment Agreement was made and entered into by and between Employer and Executive;

C)	Employer and Executive now desire to amend the Employment Agreement, as set forth hereinbelow:

Agreement

1.	Section 2.2 of the Agreement which currently provides:

2.2 Bonus. Executive shall be entitled to receive a bonus in the amount of $100,000 if, but only if, Employer’s actual results for Employer’s Fiscal Year ending August 31, 2005 (“FY’05”) equal or exceed the planned results for FY’05 as reflected in Employer’s Annual Plan for FY’05 (to be established by the Employer’s Board of Directors in or about July, 2004). In the event Employer’s actual results for FY’05 do not equal or exceed said planned results for FY’05 then Executive’s bonus (if any) shall be determined in accordance with the following schedule:

Actual Results	Bonus
97% to 99.99% of Planned Results	$75,000
95% to 96.99% of Planned Results	$50,000
90% to 94.99% of Planned Results	$25,000
Less than 90% of Planned Results	No Bonus

The term “results” as used herein refers to Operating Income, but excluding the effect on Operating Income due to earnings or losses relating to: (i) real estate owned or leased by Employer upon which PriceSmart warehouse clubs (and adjacent facilities) formerly operated; and (ii) severance and compensation expense attributable to the termination of Employer’s employees, where such termination was effected on or before August 31, 2004.

is hereby amended, to provide as follows:

2.2 Bonus. Executive shall be entitled to receive a bonus in the amount of $100,000 if, but only if, Employer’s actual results for Employer’s Fiscal Year ending August 31, 2006 (“FY’06”) equal or exceed the planned results for FY’06 as reflected in Employer’s Annual Plan for FY’06. In the event Employer’s actual results for FY’06 do not equal or exceed said planned results for FY’06, then Executive’s bonus (if any) shall be determined in accordance with the following schedule:

Actual Results	Bonus
97% to 99.99% of planned results	$75,000
95% to 96.99% of planned results	$50,000
90% to 94.99% of planned results	$25,000
Less than 90% of planned results	No Bonus

The term “results” as used herein refers to Operating Income, but excluding the effect on Operating Income of significant extraordinary financial items which were not within the control of Executive, in his capacity as President of Employer during said fiscal year. The Compensation Committee of Employer, in consultation with Employer’s CEO, shall determine the effect on Operating Income of such extraordinary financial items and to what extent such items impact the amount of the bonus to be received by Executive.

2.	Section 3.1 of the Agreement which provides:

3.1 Term. The term of Executive’s employment hereunder shall commence on October 8, 2004 and shall continue until October 7, 2005, unless sooner terminated or extended as hereinafter provided (the “Employment Term”).

is hereby amended, to provide as follows:

3.1 Term. The term of Executive’s employment hereunder shall commence on October 8, 2004 and shall continue until October 7, 2006, unless sooner terminated or extended as hereinafter provided (the “Employment Term”).

3.	All other terms of the Employment Agreement shall remain unaltered and fully effective.

Executed in San Diego, California, as of the date first written above.

EXECUTIVE	EMPLOYER

Jose Luis Laparte	PRICESMART, INC.

/s/ Jose Luis Laparte	By:	/s/ Robert E. Price

	Name:	Robert E. Price

	Its:	CEO